Exhibit 10.1

Root, Inc.
RSU AWARD GRANT NOTICE
(2020 Equity Incentive Plan)
Root, Inc. (the “Company”) has awarded to you (the “Participant”) the number of restricted stock units specified and on the terms set forth below in consideration of your services (the “RSU Award”). Your RSU Award is subject to all of the terms and conditions as set forth herein and in the Company’s 2020 Equity Incentive Plan (the “Plan”), the Award Agreement (the “Agreement”), the Company’s Non-Employee Director Compensation Policy (the “Policy”) and the applicable Restricted Stock Unit Deferral Election form for Eligible Directors submitted by the Participant in accordance with its terms (the “Election Form”), which are incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement.

Participant:
Date of Grant:
Number of Restricted Stock Units:
Vesting Schedule: Please refer to Appendix: Vesting Schedule
Notwithstanding the foregoing, vesting shall terminate upon the Participant’s termination of Continuous Service.

Issuance Schedule: One share of Common Stock will be issued for each vested restricted stock unit at the time set forth in Section 5 of the Agreement. Subject to Sections 5 and 13 of the Award Agreement, and subject to any Capitalization Adjustment, one share of Common Stock will be issued for each Restricted Stock Unit that has vested under this Award on the first to occur of the following (such date, the “Settlement Date”):

•Within 60 days following the date of the Participant’s retirement or other “separation from service” with the Company and all of its Affiliates (as determined in accordance with Section 409A(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h)).

•Immediately prior to a Change in Control that also would constitute a “change in control event” (as defined under Treasury Regulation Section 1.409A-3(i)(5), a “409A Change in Control”).

Participant Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:

•The RSU Award is governed by this RSU Award Grant Notice (the “Grant Notice”), and the provisions of the Plan and the Agreement, as well as the Policy and the Election Form, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Agreement (together, the “RSU Award Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.

•You have read and are familiar with the provisions of the Plan, the RSU Award Agreement and the Prospectus, as well as the Policy and Election Form. In the event of any conflict between the provisions in the RSU Award Agreement, or the Prospectus and the terms of the Plan, the terms of the Plan shall control.

•The RSU Award Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this RSU Award.

Root, Inc. Participant:

By:
Signature Signature

Title: Chief Executive Officer Date:

Date:
Attachments: Award Agreement

Root, Inc.
2020 Equity Incentive Plan Award Agreement (RSU Award)
As reflected by your Restricted Stock Unit Grant Notice (“Grant Notice”), Root, Inc. (the “Company”) has granted you a RSU Award under its 2020 Equity Incentive Plan (the “Plan”) for the number of restricted stock units as indicated in your Grant Notice (the “RSU Award”). The terms of your RSU Award as specified in this Award Agreement for your RSU Award (the “Agreement”) and the Grant Notice constitute your “RSU Award Agreement”. Defined terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable.

The general terms applicable to your RSU Award are as follows:

1.Governing Plan Document. Your RSU Award is subject to all the provisions of the Plan. Your RSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the RSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall control.

2.Grant of the RSU Award. This RSU Award represents your right to be issued on a future date the number of shares of the Company’s Common Stock that is equal to the number of restricted stock units indicated in the Grant Notice subject to your satisfaction of the vesting conditions set forth therein (the “Restricted Stock Units”). Any additional Restricted Stock Units that become subject to the RSU Award pursuant to Capitalization Adjustments as set forth in the Plan and the provisions of Section 3 below, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units covered by your RSU Award.

3.Dividends. You shall receive no benefit or adjustment to your RSU Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment as provided in the Plan; provided, however, that this sentence shall not apply with respect to any shares of Common Stock that are delivered to you in connection with your RSU Award after such shares have been delivered to you.

4.Withholding Obligations.

(a)Regardless of any action taken by the Company or, if different, the Affiliate to which you provide Continuous Service (the “Service Recipient”) with respect to any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items associated with the grant or vesting of the RSU Award or sale of the underlying Common Stock or other tax-related items related to your participation in the Plan and legally applicable to you (the “Tax Liability”), you hereby acknowledge and agree that the Tax Liability is your ultimate responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. You further acknowledge that the Company and the Service Recipient (i) make no representations or undertakings regarding any Tax Liability in connection with any aspect of this RSU Award, including, but not limited to, the grant or vesting of the RSU Award, the issuance of Common Stock pursuant to such vesting, the subsequent sale of shares of Common Stock, and the payment of any dividends on the Common Stock; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSU Award to reduce or eliminate your Tax Liability or achieve a particular tax result. Further, if you are subject to Tax Liability in more than one jurisdiction, you acknowledge that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax Liability in more than one jurisdiction.

(b)Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax Liability. As further provided in Section 8 of the Plan, you hereby authorize the Company and any applicable Service Recipient to satisfy any applicable withholding obligations with regard to the Tax Liability by any of the following means or by a combination of such means: (i) causing you to pay any portion of the Tax Liability in cash or cash equivalent in a form acceptable to the Company; (ii) withholding from any compensation otherwise payable to you by the Company or the Service Recipient; (iii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award; provided, however, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Board or the Company’s Compensation Committee; (iv) permitting or requiring you to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), pursuant to this authorization and without further consent, whereby you irrevocably elect to sell a portion of the shares of Common Stock to be delivered in connection with your Restricted Stock Units to satisfy the Tax Liability and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Tax Liability directly to the Company or the Service Recipient; and/or (v) any other method determined by the Company to be in compliance with Applicable Law. Furthermore, you agree to pay the Company or the Service Recipient any amount the Company or the Service Recipient may be required to withhold, collect, or pay as a result of your participation in the Plan or that cannot be satisfied by the means previously described. In the event it is determined that the amount of the Tax Liability was greater than the amount withheld by the Company and/or the Service

Recipient (as applicable), you agree to indemnify and hold the Company and/or the Service Recipient (as applicable) harmless from any failure by the Company or the applicable Service Recipient to withhold the proper amount.

(c)The Company may withhold or account for your Tax Liability by considering statutory withholding amounts or other withholding rates applicable in your jurisdiction(s), including (i) maximum applicable rates in your jurisdiction(s), in which case you may receive a refund of any over-withheld amount in cash (whether from applicable tax authorities or the Company) and you will have no entitlement to the equivalent amount in Common Stock or (ii) minimum or such other applicable rates in your jurisdiction(s), in which case you may be solely responsible for paying any additional Tax Liability to the applicable tax authorities or to the Company and/or the Service Recipient. If the Tax Liability withholding obligation is satisfied by withholding shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the vested portion of the RSU Award, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying such Tax Liability.

(d)You acknowledge that you may not participate in the Plan and the Company shall have no obligation to deliver shares of Common Stock until you have fully satisfied the Tax Liability, as determined by the Company. Unless any withholding obligation for the Tax Liability is satisfied, the Company shall have no obligation to deliver to you any Common Stock in respect of the RSU Award.

5.Date of Issuance. In the event that one or more Restricted Stock Units vests, subject to the satisfaction of the Tax Liability set forth in Section 4, the Company will issue to you one share of Common Stock for each vested Restricted Stock Unit on the Settlement Date determined under the Grant Notice, but in all cases, except as may be required by Section 13, not later than December 31 of the calendar year in which the Settlement Date occurs.

6.Transferability. Except as otherwise provided in the Plan, your RSU Award is not transferable, except by will or by the applicable laws of descent and distribution.

7.Corporate Transaction. Your RSU Award is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.

8.No Liability for Taxes. As a condition to accepting the RSU Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the RSU Award or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the RSU Award and have either done so or knowingly and voluntarily declined to do so.

9.Severability. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

10.Other Documents. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Trading Policy.

11.Questions. If you have questions regarding these or any other terms and conditions applicable to your RSU Award, including a summary of the applicable federal income tax consequences please see the Prospectus.

12.Clawback/Recovery. The RSU Award will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts (including via inclusion in an employment, severance or similar agreement with you), to the extent applicable and permissible under Applicable Law. No recovery of compensation under such a clawback policy will be an event giving rise to your right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

13.Compliance with Section 409A of the Code. This RSU Award is intended to comply with U.S. Treasury Regulation Section 1.409A-3(a) and will be construed and administered in such a manner. Each installment of Restricted Stock Units that vests hereunder is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2). If you are a “specified employee” for purposes of Section 409A of the Code upon your “separation from service” (as defined in the Grant Notice), the issuance of any shares, cash or other property that would otherwise be made on the date of your separation from service (or within the first six months thereafter as a result of your separation from service) will not be made on the originally scheduled date(s) and will instead be issued in a lump-sum on the earlier of (i) the date that is six months and one day after the date of the separation from service, (ii) the date of your death or (iii) a 409A Change in Control (as defined in the Grant Notice), but if and only if such delay in the issuance is necessary to avoid the imposition of taxation on you in respect of the shares, cash or property under Code Section 409A.